Exhibit 4.2

EXECUTION VERSION

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of February 22, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by and between SEASPAN CORPORATION (together with any successor, the “Grantor”), as grantor, pledgor, assignor and debtor, in favor THE BANK OF NEW YORK MELLON, in its capacity as trustee (the “Trustee”) pursuant to the Indenture, dated as of October 10, 2017 (the “Base Indenture”), by and between the Grantor and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by a second supplemental indenture (the “Second Supplemental Indenture”), dated as of February 14, 2018, by and among the Grantor, certain subsidiary guarantors specified therein (the “Guarantors”) and the Trustee, as further amended and supplemented by a third supplemental indenture, dated as of February 22, 2018 (the “Third Supplemental Indenture” and, collectively with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), by and among the Grantor, the Guarantors and the Trustee.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor and the Trustee hereby agree as follows:

Section 1.01    Definitions. The following terms shall have the following meanings:

“Secured Obligations” means the Indenture Obligations (as defined in the Second Supplemental Indenture).

“Secured Parties” means, collectively, the Trustee and the Holders (as defined in the Second Supplemental Indenture).

“Shares” means 100 shares of the capital stock, par value $0.01 per share, of Seaspan Investment I Ltd. owned by the Grantor and evidenced by certificate number 001.

Any capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 1.02    Pledge.

(a)    As collateral security for the payment and performance in full of all the Secured Obligations, the Grantor hereby pledges, assigns and grants to the Trustee for the ratable benefit of the Secured Parties, a lien on and security interest in and to all of the right, title and interest of such Grantor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time: (i) the Shares; and (ii) to the extent not covered by clause (i) of this sentence, all proceeds and products of the foregoing, all books and records at any time evidencing or relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and profits and products of, the foregoing, and any and all proceeds of any indemnity, warranty or guaranty payable to the Grantor from time to time with respect to the foregoing.

(b)    Upon the occurrence and during the continuance of an Event of Default under the Indenture, the Trustee shall have the right to receive all distributions, fees, compensation and other monies constituting or payable with respect to the Shares and the same and the proceeds thereof shall be applied, along with other stated payments due under the Indenture, to the Secured Obligations in accordance with the Indenture until the Secured Obligations shall have been repaid in full.

(c)    Upon the occurrence and during the continuation of an Event of Default under the Indenture, following written notice by the Trustee (acting at the written direction of the Holders of not less than a majority in principal amount of the Outstanding Notes) to the Grantor: (i) all rights of the Grantor to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain with respect to the Shares shall cease and all such rights shall thereupon be vested in the Trustee which shall then have the sole right to receive and hold such dividends, distributions and interest payments; and (ii) all dividends, distributions and interest payments which are received by the Grantor contrary to the provisions of the foregoing clause (i) shall be received in trust for the benefit of the Trustee, shall be segregated from other property or funds of the Grantor, and shall be forthwith paid over to the Trustee in the exact form received, to be held by the Trustee as further collateral security for the Secured Obligations.

(d)    Upon the occurrence and during the continuance of an Event of Default under the Indenture, and following written notice by the Trustee (acting at the written direction of the Holders of not less than a majority in principal amount of the Outstanding Notes) to the Grantor, all rights of the Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise with respect to the Shares shall cease and all such rights shall thereupon become vested in the Trustee which shall then have the sole right to exercise such voting and other consensual rights. Notwithstanding any other provision of this Agreement, the Trustee shall not be deemed to assume any contractual obligation of the Grantor owing to any Person by reason of this Agreement or a foreclosure by the Trustee on the Shares, and such obligations shall remain the obligations of the Grantor.

(e)    The Trustee shall not be obligated to perform or discharge, nor does it hereby undertake to perform or discharge, any obligation, duty or liability imposed on the Grantor under or by reason of any organizational document of the Grantor or Seaspan Investment I Ltd., and the Grantor does hereby agree to indemnify the Trustee for and to hold the Trustee harmless of and from any and all liability, loss, damage, tax, judgment, suit, penalty, cost, or expense (including, without limitation, fees, costs and expenses of any counsel, experts and agents) which it may or might incur as a result of this Agreement or any such obligation, duty or liability or any action or claim relating thereto.

Section 1.03    Representations and Warranties. The Grantor represents and warrants as follows:

(a)    Ownership of Property and No Other Liens. The Grantor is the sole, direct, legal and beneficial owner of the Shares, and has good and marketable title to the Shares, and the Shares are not subject to any lien, claim, option or right of others.

(b)    Perfected Security Interest. This Agreement is effective to create in favor of the Trustee for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Shares.

Section 1.04    Modification in Writing. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Grantor therefrom shall be effective, except by a written instrument signed by the Trustee and the Grantor in accordance with the terms of the Indenture.

Section 1.05    Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 1.06    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 1.07    Trustee Rights. The Trustee shall be entitled to the same rights, protections, immunities and indemnities as set forth in the Indenture, as if the provisions setting forth those rights, protections, immunities and indemnities are fully set forth herein.

Section 1.08    Termination. The lien and security interest granted hereunder shall terminate and be released, in whole or in part, as provided in Section 6.04 of the Third Supplemental Indenture. Additionally, this Agreement shall terminate as provided in Section 6.04 of the Third Supplemental Indenture. In connection with any termination or release pursuant to this Section 1.08, the Trustee shall, subject to its receipt of any documents required to be delivered to it under the Indenture, execute and deliver to the Grantor or authorize the filing of, at the Grantor’s expense, all documents that the Grantor shall reasonably request and that are necessary to evidence such termination or release in form and substance reasonably satisfactory to the Trustee. Any execution and delivery of documents pursuant to this Section 1.08 shall be without recourse to or warranty by the Trustee.

Section 1.09    Successors and Assigns. All of the terms, covenants, warranties and conditions contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Grantor may not assign any of its indebtedness, liabilities or obligations hereunder.

Section 1.10    Notices. Any notice or request hereunder may be given to the Grantor or the Trustee in accordance with Section 1.5 of the Base Indenture.

Section 1.11    Further Assurances. The Grantor agrees that at any time and from time to time, upon the written request of the Trustee (acting at the written direction of the Holders of not less than a majority in principal amount of the Outstanding Notes), the Grantor will execute and deliver such further documents and do such further acts and things as the Trustee may reasonably request in order to effect the purposes of this Agreement and to protect and perfect the security interests granted hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEASPAN CORPORATION

By:	/s/ Mark Chu
Name:	Mark Chu
Title:	Chief Administrative Officer, General Counsel and Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Teresa Wyszomierksi
Authorized Signatory
Teresa Wyszomierksi
Vice President

[Pledge Agreement Signature Page]